Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

INTEGRAL SYSTEMS ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER OF 2004

AND FORWARD-LOOKING GUIDANCE FOR 2005

Fourth Quarter Results Enable Company to Post its Best Annual Results in Company History

Integral Increases Cash Dividend Payment by 33%

Lanham, Md., December 6, 2004 — Integral Systems, Inc. (NASDAQ: ISYS) today reported financial results for the fourth quarter of fiscal 2004. Revenues for the quarter were $25.1 million, up from $23.7 million in the fourth quarter of fiscal 2003—an increase of approximately 6% and the highest quarterly revenue total in Company history. Operating income decreased slightly, declining to $3.6 million for the current quarter, versus $3.8 in the fourth quarter of fiscal 2003.

Net income decreased to $2.4 million in the fourth quarter of fiscal 2004 from $2.5 million in the fourth quarter of fiscal 2003. The decrease in both operating income and net income is principally attributable to a $260,000 reserve taken on a subcontract in the Company’s recently disbanded I&T Division. Were it not for the reserve, the Company would have recorded its most profitable quarter in its history. On a fully diluted per share basis, net income decreased to $0.24 during the fourth quarter of fiscal 2004 from $0.25 during the fourth quarter of fiscal 2003.

“Although our fourth quarter profits were down marginally from last year’s fourth quarter, results in the current quarter for operating income and net income are the second highest in Company history,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Our Air Force business in our core command and control segment and our RT Logic subsidiary continue to post outstanding results for the Company in terms of both revenue growth and profitability. RT Logic enjoyed its best quarter ever with operating income of $3.3 million on revenue of $8.7 million,” remarked Chamberlain.

“Despite a quarter of predominately good news, we experienced yet another quarter of negative results from our Antenna Division, which posted an operating loss of almost $500,000 for the three month period. As recently announced, however, we have sold the principal operating assets of the Division effective November 1, 2004. Although we continue to have contractual responsibility for a number of Antenna programs, we believe that the hemorrhaging from the Division is now behind us,” stated Chamberlain.

For the fiscal year ended September 30, 2004, revenues increased to $90.3 million compared to $82.6 million in the same period last year. Operating income rose to $10.4 million from $8.8 million, an increase of 18%, while net income for fiscal year 2004 was $6.8 million, or $0.67 per share (fully diluted), compared to $5.0 million, or $0.51 per share (fully diluted), for fiscal year 2003. Fiscal year 2004 revenue, operating income, net income and earnings per share exceeded Company annual historic records (all previously from fiscal year 2003) by 9%, 18%, 35% and 31% respectively.

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Looking forward to fiscal year 2005 in its entirety, the Company is anticipating revenue, operating income, net income, and fully diluted earnings per common share to be comparable to the numbers recorded in fiscal year 2004.

“Our forecast for 2005 is flat compared to 2004 primarily because we recorded unusually large equipment deliveries on our CCS-C contract in the last half of fiscal year 2004,” commented Chamberlain. “That event coupled with the unwinding of the I&T Division and the sale of our Antenna assets makes it unlikely that we will experience much top line growth in fiscal year 2005. From a profitability perspective, although we should eliminate the Antenna losses, realistically it is difficult to imagine that RT Logic can continue to post an annual operating margin of almost 35%,” remarked Chamberlain.

“On the other hand, there is a fair bit of potential upside to our forecast,” stated Chamberlain. “There are a number of significant Government programs that we are currently pursuing. If any one of these is awarded on a timely basis, our forecast may be revised upward.”

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $.04 per share, an increase of $.01 per share when compared to the cash dividend payment made on September 28, 2004. The dividend is scheduled to be paid on or about January 5, 2005 to all stockholders of record as of the close of business on December 13, 2004.

Mr. Chamberlain will host a conference call Wednesday, December 8, 2004 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-443-6324. A replay of the conference call can be heard December 08, 2004 from 12:30 p.m. ET through Friday, December 10, 2004 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21214610.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 350 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Fiscal Year September 30,
	2004	2003	2004	2003
Revenue	$25,116,726	$23,716,858	$90,311,277	$82,585,064

Total Cost of Revenue	16,360,619	15,343,826	59,784,721	55,375,246

Gross Margin	8,756,107	8,373,032	30,526,556	27,209,818

Operating Expenses
SG&A	3,298,195	2,726,696	12,657,227	11,465,932
Research and Development	1,023,637	795,956	3,690,795	2,664,159
Product Amortization	761,381	747,231	3,045,524	2,988,924
Intangible Asset Amortization	68,750	322,265	782,029	1,289,060

Total Operating Expenses	5,151,963	4,592,148	20,175,575	18,408,075

Income from Operations	3,604,144	3,780,884	10,350,981	8,801,743

Interest Income	167,362	134,308	616,382	594,551
Gain on sale of Marketable Securities	24,165	103,570	45,604	139,797
Impairment on Marketable Securities				(1,364,180)
Other Income (Expense)	(9,899)	(8,791)	(408,026)	(289,284)

Income Before Income Taxes	3,785,772	4,009,971	10,604,941	7,882,627

Income Taxes	1,363,238	1,497,827	3,843,943	2,864,027

Net Income	$2,422,534	$2,512,144	$6,760,998	$5,018,600

Weighted Average Number of Common Shares Outstanding During Period	9,944,327	9,724,035	9,895,357	9,713,321

Earnings Per Share (Basic)	$0.24	$0.26	$0.68	$0.52

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,183,583	9,954,394	10,150,348	9,859,557

Earnings Per Share (Diluted)	$0.24	$0.25	$0.67	$0.51

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